Exhibit 10.19

FIFTH AMENDMENT TO LEASE

This “Fifth Amendment to Lease” made and entered into this 31st day of January, 2012, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., hereinafter referred to as (“Landlord”) and ACCOLADE, INC., hereinafter referred to as (“Tenant”).

WHEREAS, Landlord leases certain premises consisting of 30,617 rentable square feet of space commonly referred to as Suites 300 and 450 (“Premises”) located at 600 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462 (“Building”), to Tenant pursuant to that certain Lease dated February 22, 2007, as amended by First Amendment to Lease dated July 24, 2008, as amended by Second Amendment to Lease dated March 3, 2009, as amended by Third Amendment to Lease dated August 5, 2010, and as amended by Fourth Amendment to Lease dated August 10, 2011, hereinafter collectively referred to as “Lease”;

WHEREAS, Tenant desires to install a generator at the Building;

WHEREAS, Landlord agrees to Tenant’s installation of a generator at the Building on the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant wish to amend the Lease as follows;

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1.                                      Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Fifth Amendment to Lease. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Lease. In the event of any inconsistency or conflict between the terms of the Lease as amended by First Amendment to Lease, Second Amendment to Lease, Third Amendment to Lease, Fourth Amendment to Lease, and this Fifth Amendment to Lease, the terms of this Fifth Amendment to Lease shall govern.

2.                                      Generator. Tenant, at Tenant’s sole expense, may install a generator at the Building (“Tenant’s Work”) in the location reflected on Exhibit “A”, attached hereto and made a part hereof. In Performing the Tenant’s Work, Tenant shall comply with the following provisions:

(i)                                     Tenant shall first obtain the approval of Landlord of the specific work it proposes to perform and shall furnish Landlord with reasonably detailed plans and specifications;

(ii)                                  Tenant and/or Tenant’s contractor must secure all permits from the township. A copy of the permits and the final, approved inspection must be promptly provided to Landlord;

(iii)                               The Tenant’s Work shall be performed by responsible contractors and subcontractors who shall not prejudice Landlord’s relationship with Landlord’s contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations in the Building (picketers of the Tenant’s Work shall not be deemed to be disturbing harmonious relations in the Building), and who shall furnish in advance and maintain in effect workmen’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance (naming Landlord and Landlord’s contractors and subcontractors as additional insureds) with limits satisfactory to Landlord;

(iv)                              No such work shall be performed in such manner or at such times as to cause any delay in connection with any work being done by any of the Landlord’s contractors or subcontractors in the Premises or in the Building generally;

(v)                                 All construction contractors for Tenant’s Work have agreed in writing to language holding the Landlord harmless from and against any and all claims arising from, under or in connection with such construction; and

(vi)                              Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of such work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors.

3.                                      Generator Removal. Unless both parties agree otherwise at or before the expiration or earlier termination of the Lease, Tenant shall remove and retain the generator at the expiration or earlier termination of the Lease. Tenant’s installation and removal of the generator shall be accomplished in a good and workmanlike manner so as not to damage the Premises or Building and in such manner so as not to disturb other tenants in the Building. Upon Tenant’s removal of the generator, Tenant shall restore the location of the generator to good order and condition.

4.                                      Maintenance of Generator. Tenant, at its sole cost and expense and throughout the Term of the Lease, shall keep and maintain the generator in good order and condition (including complying with all maintenance requirements as recommended by the manufacturer) and shall promptly make all repairs necessary to keep and maintain the generator in good order and condition. Upon Landlord’s request, Tenant shall provide Landlord with maintenance documentation.

5.                                      Indemnification. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any claims, loss, expense (including in-house and outside counsel fees) for damage incurred or suffered by Landlord, by reasons directly or indirectly arising out of, caused (in whole or part) by, or in any way connected with Tenant’s generator.

6.                                      Brokerage Commission. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

7.                                      Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. If any term of the Lease conflicts with any term in this Fifth Amendment to Lease, the term in the Fifth Amendment to Lease will control. Tenant specifically acknowledges and agrees that Article 18 of the Lease as amended by Article 9 of the First Amendment to Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Lease the day and year first above written.

WITNESS:	LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.

	By:	Brandywine Realty Trust,
its general partner

/s/ [ILLEGIBLE]	By:	/s/ Daniel Palazzo
	Name	DANIEL PALAZZO
	Title	VICE PRESIDENT-ASSET MANAGER

ATTEST:	TENANT:
ACCOLADE, INC.

/s/ John D. Rollins	By:	/s/ Jeff Smith
Name: John D. Rollins	Name:	Jeff Smith
Title: Secretary	Title:	CFO